EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of United Dominion Realty Trust, Inc. for the registration of an indeterminate amount of common stock, preferred stock, debt securities, warrants, purchase contracts and units and to the incorporation by reference therein of our report dated March 2, 2005 (except for Notes 2 and 3, as to which the date is November 14, 2005), with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc. for the year ended December 31, 2004 included in its Current Report on Form 8-K filed on November 15, 2005 with the Securities and Exchange Commission, and our report dated March 2, 2005, with respect to United Dominion Realty Trust, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of United Dominion Realty Trust, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
January 23, 2006